EX 99.28(d)(13)(ii)

Amendment
to the Investment Sub-Advisory Agreement Among
Jackson National Asset Management, LLC,
Nicholas Investment Partners, L.P., and
Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Nicholas Investment Partners, L.P., a Delaware limited partnership and registered investment adviser (“Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio (the “Fund”) of the Trust, as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and Sub-Adviser have agreed to reduce the sub-advisory fees for the Fund, effective September 19, 2016 (the “Effective Date”), and, in connection with the reduction, to amend Schedule B.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 19, 2016, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser, the Sub-Adviser, and the Trust have caused this Amendment to be executed as of this 26th day of September, 2016, effective September 19, 2016.

Jackson National Asset Management, LLC		Nicholas Investment Partners, L.P.
By:	/s/ Mark D. Nerud	By:	/s/ Chris Siriani
Name:	Mark D. Nerud	Name:	Chris Siriani
Title:	President and CEO	Title	President/CCO

Jackson Variable Series Trust
By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary

Schedule B
Dated September 19, 2016
(Compensation)

JNL/Nicholas Convertible Arbitrage Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.55%
$100 to $300 Million	0.50%
$300 Million to $500 Million	0.45%
Over $500 Million	0.40%